EXHIBIT 11

Micron Electronics, Inc.
Computation of Per Share Earnings
(Amounts in thousands, except per share amounts)

                         For the quarter ended      For the six months ended
                       February 27,  February 29,  February 27,  February 29,
                               1997          1996          1997          1996
-----------------------------------------------------------------------------
PRIMARY
Weighted average shares
  outstanding                92,988        91,507        92,726        91,424
Net effect of dilutive
  stock options                 642             -           548           947
                          ---------     ---------     ---------     ---------
Number of shares used in
  per share earnings         93,630        91,507        93,274        92,371
                          =========     =========     =========     =========
Net income (loss)         $  27,839     $ (12,556)    $  52,651     $   4,059
                          =========     =========     =========     =========
Per share earnings (loss) $    0.30     $   (0.14)    $    0.56     $    0.04
                          =========     =========     =========     =========



FULLY DILUTED
Weighted average shares
  outstanding                92,988        91,507        92,726        91,424
Net effect of dilutive
  stock options                 642             -           609           940
                          ---------     ---------     ---------     ---------
Number of shares used in
  per share earnings         93,630        91,507        93,335        92,364
                          =========     =========     =========     =========
Net income (loss)         $  27,839     $ (12,556)    $  52,651     $   4,059
                          =========     =========     =========     =========
Per share earnings (loss) $    0.30     $   (0.14)    $    0.56     $    0.04
                          =========     =========     =========     =========
